LIST OF SUBSIDIARIES OF JURO SYSTEM, INC.

Juro Revenue Sharing Program LLC (Florida)

Juro Treasury General Partnership (d.b.a. "Juro Treasury")(Wyoming)

Juro Natural Capital General Partnership (d.b.a. "Juro Natural Capital") (Florida) Pier X Marketplace General Partnership (d.b.a. "Pier X") (Florida)

Pay It Forward Marketplace General Partnership (d.b.a. "PIFORMA") (Florida)